UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 17, 2015

Starwood Hotels & Resorts Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-7959	52-1193298
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One StarPoint, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 964-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2015, Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) and Adam M. Aron reached an agreement on the terms of his employment as Chief Executive Officer on an interim basis.

The agreement is dated June 17, 2015 and is effective as of February 14, 2015 and has a term of one year unless sooner terminated. Under the agreement, Mr. Aron’s annual base salary (the “Base Salary”) is $1,000,000, retroactive to February 14, 2015, the start date of Mr. Aron’s employment as Chief Executive Officer on an interim basis.

Mr. Aron is eligible to receive a bonus upon the achievement of certain performance goals from those enumerated in the Company’s stockholder-approved Annual Incentive Plan for Certain Executives (the “AIP”). Conditioned upon attainment of target performance measure requirements based on one or more performance measures set forth in the AIP, the target bonus (“Target Bonus”) is $2,000,000 and the maximum bonus for 2015 is $3,000,000. All bonus payments are subject to the terms and conditions of the AIP and will be delivered according to the regular AIP payout schedule. An annual bonus shall not be deemed earned by Mr. Aron until the Company has determined his entitlement to such bonus in accordance with the AIP, Company practice and the terms of the agreement.

Mr. Aron is eligible to receive an equity award of Company restricted stock, pursuant to the terms of the Company’s stockholder-approved 2013 Long Term Incentive Plan (“2013 LTIP”), of up to $5,500,000, based upon the Company’s Board of Directors’ assessment of the performance of Mr. Aron and the Company during 2015. The number of shares of restricted stock provided in any such equity award will be determined by dividing the dollar value of the award by the price of the shares of Company common stock at the close of business on February 13, 2015 (the “Restricted Stock Award”).

Mr. Aron is also entitled to a temporary housing allowance for housing in or around the New York/Connecticut area, which may include accommodations at the Company’s hotels, as well as a driver and car service for business purposes in Connecticut, during his service as Chief Executive Officer on an interim basis. The Company may also make available a Company-owned, leased, chartered or fractional private aircraft for business-related travel, the use of which by Mr. Aron will at all times be subject to Company policies and procedures and to the availability of such aircraft.

Mr. Aron agreed that during the term of his employment and for twelve (12) months thereafter, he will not assist, solicit, induce or encourage any employee of the Company or its affiliates, or any person that served as a Company employee during the twelve (12) month period preceding the date Mr. Aron ceases to be the Chief Executive Officer of the Company, or otherwise try to persuade, induce or encourage any person or consultant to the Company to terminate his, her or its relationship with the Company.

Mr. Aron also agreed that until February 14, 2016, he will not engage in or assist any business that competes with the Company in which Mr. Aron was involved or had knowledge was being conducted or planned by the Company as of the date Mr. Aron ceases to be the Chief Executive Officer of the Company in any geographic area in which the Company is then conducting such business.

If Mr. Aron’s employment is terminated because of death or disability, then Mr. Aron (or his legal representatives) will be entitled to any unpaid portion of the Base Salary through the date of termination and any accrued and unused vacation pay and other benefits that may be owed in accordance with Company policies or any other benefits which may be owed in accordance with applicable law. In addition, as severance, Mr. Aron will receive the greater of (i) the sum of three months of Base Salary plus a pro-rated portion of his Target Bonus for the year of termination or (ii) if the termination occurs prior to November 14, 2015, a lump sum payment equal to the pro-rated Base Salary that would have been earned from the actual termination date through November 14, 2015, plus (a) if the termination occurs on or after November 14, 2015, a pro-rated portion of the Target Bonus for the year of termination or (b) if the termination occurs prior to November 14, 2015, a pro-rated portion of the Target Bonus using November 14, 2015 as the date of termination for purposes of the pro-ration calculation. To the extent not previously awarded, Mr. Aron will also receive the Restricted Stock Award as soon as practicable after the amount is determined by the Board of Directors, and all of such Restricted Stock Award that remains outstanding and unvested on the date of termination will immediately and fully vest as of the date of termination.

If Mr. Aron’s employment is terminated by the Company without cause, which shall include the Company’s appointment of a successor Chief Executive Officer, or by Mr. Aron for good reason, without a corresponding change in control on or any time after November 14, 2015, the Company shall pay Mr. Aron as a severance benefit any unpaid portion of the Base Salary through the date of termination, plus a pro-rated portion of his Target Bonus through the date of termination, payable in accordance with and subject to the terms of the AIP, in addition to any accrued and unpaid vacation pay and other benefits that may be owed in accordance with Company policies or any other benefits which may be owed in accordance with applicable law. If such termination is to occur prior to November 14, 2015, then the Company will pay Mr. Aron the aforementioned amounts calculated as if the date of termination occurred on November 14, 2015. In addition, to the extent the Restricted Stock Award has not previously been awarded, Mr. Aron will receive an award of a pro-rated portion of the Restricted Stock Award, which in no event shall be less than seventy-five percent (75%) based on the amount determined by the Board of Directors that Mr. Aron would have been entitled to had he been employed by the Company as Chief Executive Officer on an interim basis for the full 2015 year. In such instance, the restricted stock provided pursuant to the pro-rated Restricted Stock Award would continue to vest in accordance with customary time-based vesting terms, with service as an employee or member of the Board of Directors counting as continued service with the Company for vesting purposes.

If, following a change in control that occurs on or prior to February 15, 2016, Mr. Aron’s employment is terminated without cause or Mr. Aron resigns for good reason, Mr. Aron shall receive from the Company as a severance benefit (i) the balance of the Base Salary he would have received had he continued to have been employed by the Company through February 14, 2016, (ii) an amount equal to his full Target Bonus without pro-ration and (iii) to the extent not previously awarded, an immediate award (assuming the full $5,500,000 of restricted stock that might have been awarded) of the Restricted Stock Award and an immediate vesting of all of Mr. Aron’s restricted stock. If and to the extent that any of the foregoing is subject to federal excise tax as “parachute payment” under then-existing tax laws, the Company will make payments to Mr. Aron in amounts up to but not exceeding the amount that will result in the highest total net compensation after giving effect to the applicable federal excise tax.

If Mr. Aron’s employment is terminated by the Company for cause or by Mr. Aron without good reason, Mr. Aron will receive his unpaid base salary through the date of termination and any accrued and unpaid vacation pay or other benefits which may be owed in accordance with applicable law.

In addition, after Mr. Aron ceases to be the Chief Executive Officer of the Company, if Mr. Aron is not subsequently renominated for election to the Company’s Board of Directors or not reelected to the Board of Directors, other than at Mr. Aron’s request, then any restricted stock to which Mr. Aron is entitled will be immediately awarded, to the extent not previously awarded, and Mr. Aron’s then-awarded but unvested restricted stock will immediately vest as of the date of (A) the filing of the Company’s next definitive proxy statement, in the case of a failure to renominate Mr. Aron, or (B) the date of the Company’s next annual stockholder meeting, in the case of a failure to be reelected.

The agreement between the Company and Mr. Aron is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Mr. Aron, who also serves as a member of the Board of Directors of the Company, will not receive remuneration for serving as a director while he is also serving as Chief Executive Officer on an interim basis.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated June 17, 2015 and effective as of February 14, 2015, between Starwood Hotels & Resorts Worldwide, Inc. and Adam M. Aron.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Starwood Hotels & Resorts Worldwide, Inc.

By:	/s/ Kristen W. Prohl
	Name:	Kristen W. Prohl
	Title:	Vice President, Chief Regulatory Counsel

Date: June 23, 2015